Exhibit 99.1

DOUGLAS DYNAMICS REPORTS FOURTH QUARTER

AND FULL YEAR 2024 RESULTS

Results Driven by Record Performance at Work Truck Solutions

and Margin Improvement at Work Truck Attachments

Full Year 2024 Highlights*

●	Net Sales of $568.5 million, Net Income of $56.2 million, and Diluted Earnings per Share of $2.36
●	Both Adjusted Net Income and Adj. Diluted EPS increased approximately 45% to $35.2 million $1.47, respectively
●	Work Truck Solutions produced record full year results
●	Work Truck Attachments delivered improved margins
●	2024 Cost Savings Program exceeded expectations delivering over $10 million in savings
●	Announced 1Q25 quarterly dividend of $0.295 per share
●	Outlined 2025 full year outlook

*Compared to full year 2023 financials

February 24, 2025 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the fourth quarter and full year ended December 31, 2024.

“With a strong end to the year, we are pleased with the improved performance we have produced in 2024,” noted Jim Janik, Chairman, Interim President, and CEO. “Our Work Truck Solutions team delivered impressive top and bottom-line growth again through a combination of robust execution and improved business conditions. Our Work Truck Attachments segment operated efficiently in a tough environment, as evidenced by their improved margins. We believe the hard work completed in 2024 to streamline our operations and focus on critical projects will continue to pay off in the years ahead.”

Consolidated Results

$ in millions (except Margins & EPS)	Q4 2024	Q4 2023	FY 2024	FY 2023
Net Sales	$143.5	$134.2	$568.5	$568.2
Gross Profit Margin	24.9%	22.0%	25.8%	23.6%

Income from Operations	$13.0	$12.6	$88.7	$44.9
Net Income	$7.9	$7.1	$56.2	$23.7
Diluted EPS	$0.33	$0.29	$2.36	$0.98

Adjusted EBITDA	$18.8	$14.9	$79.3	$68.1
Adjusted EBITDA Margin	13.1%	11.1%	14.0%	12.0%
Adjusted Net Income	$9.3	$4.5	$35.2	$24.4
Adjusted Diluted EPS	$0.39	$0.19	$1.47	$1.01

●

Fourth quarter and Full Year 2024 consolidated results improved across all metrics when compared to the prior year, primarily due to strong top and bottom-line growth in the Solutions segment and increased profitability in the Attachments segment.

●	Net Sales were $568.5 million for the full year 2024, compared to $568.2 million in 2023.
●	Full Year gross margins increased 220-basis points compared to prior year, based on improved price realization and throughput at Solutions and the impact of the 2024 Cost Savings Program.
●

Full year selling, general and administrative expenses increased to $91.7 million for 2024 compared to $78.8 million for the prior year. The increase was mainly due to one-time items, including costs for the sale leaseback transaction, severance costs related to the Cost Savings Program, and CEO transition costs. In addition, there was higher incentive-based compensation due to higher earnings.

●	The 2024 Cost Savings Program produced pre-tax savings of more than $10 million in 2024.
●

The dramatic increase in full year Net Income compared to 2023 includes a one-time gain of $42.3 million from the sale leaseback transaction realized in the third quarter, plus improved profitability as a percentage of Net Sales in both segments.

●	Adjusted EBITDA increased 16.4% to $79.3 million for 2024, compared to $68.1 million in the corresponding period of 2023.
●	Adjusted Earnings Per Share for 2024 increased approximately 45% to $1.47 compared to $1.01 in 2023.
●

The effective tax rate for 2024 was 24.0% compared to 18.9% for 2023. The effective tax rate for 2023 was impacted by a tax benefit related to the purchase of investment tax credits included in the annual effective tax rate, as well as higher tax credits.

●	Total backlog at the start of 2025 was a near record $348 million and remains significantly elevated compared to historical averages.

Work Truck Attachments

$ in millions (except Adjusted EBITDA Margin)	Q4 2024	Q4 2023	FY 2024	FY 2023
Net Sales	$53.8	$55.4	$256.0	$291.7
Adjusted EBITDA	$9.0	$6.2	$48.5	$50.6
Adjusted EBITDA Margin	16.7%	11.1%	18.9%	17.3%

●

The Attachments segment continued to see the impact of low snowfall in core markets during previous snow seasons, which created an elongated equipment replacement cycle and led to lower Net Sales for the quarter and full year.

●	Adjusted EBITDA for the fourth quarter was $9.0 million, which was 45.7% higher than $6.2 million recorded in the prior year.
●	Adjusted EBITDA in 2024 was $48.5 million compared to $50.6 million in the prior year.
●	The 2024 Cost Savings Program allowed Attachments to maximize profitability despite suppressed demand, with Adjusted EBITDA margins improving 160 basis points to 18.9% for 2024.

Janik explained, “The determination of our Attachments team to efficiently manage production and inventory levels throughout the year, coupled with the implementation of the 2024 Cost Savings Program, led to improved margins in 2024. The impact of low snowfall in the previous two winters continued to suppress demand and create difficult market conditions, and we are proud of the resilience shown by our team.”

Work Truck Solutions

$ in millions (except Adjusted EBITDA Margin)	Q4 2024	Q4 2023	FY 2024	FY 2023
Net Sales	$89.8	$78.9	$312.5	$276.5
Adjusted EBITDA	$9.8	$8.8	$30.9	$17.6
Adjusted EBITDA Margin	10.9%	11.1%	9.9%	6.4%

●	The Solutions segment recorded another strong quarter to complete a record year driven by higher volumes and price realization, plus improved production efficiencies.
●	Fourth quarter 2024 Net Sales increased 13.8%, and Adjusted EBITDA increased 11.9% compared to the previous year, which produced fourth quarter Adjusted EBITDA margins of 10.9%.
●	On a full year basis, Net Sales grew 13.0% to $312.5 million.
●	Full year 2024 Adjusted EBITDA increased 75.6% to $30.9 million, with margins of 9.9%, a 350-basis point improvement compared to 2023.

“The Solutions team exceeded our expectations in 2024, generating record results for the year. We are pleased with the ongoing improvements, which returned us to near double-digit margins, and we enter 2025 with a strong backlog and continued positive demand across the segment,” said Janik.

Capital Allocation & Liquidity

●

A quarterly cash dividend of $0.295 per share of the Company's common stock was declared on December 5, 2024, and paid on December 31, 2024, to stockholders of record as of the close of business on December 16, 2024.

●

The Board of Directors also approved and declared a quarterly cash dividend of $0.295 per share for the first quarter of 2025. The declared dividend will be paid on March 31, 2025, to stockholders of record as of the close of business on March 18, 2025.

●	Net Cash Provided by Operating Activities increased significantly from $12.5 million in 2023 to $41.1 million in 2024. The improvement relates to favorable working capital changes.
●	At the end of 2024, liquidity consisted of approximately $5.1 million in cash and cash equivalents and borrowing availability of approximately $150.0 million under our revolving credit facility.
●

Proceeds from the sale leaseback transaction, executed in September 2024, favorably impacted cash provided by investing activities by $64.2 million. Net proceeds of $42.0 million were used in financing activities to voluntarily prepay long-term debt.

●

Free cash flow for 2024 was $33.3 million, a significant improvement when compared to $1.9 million in 2023. The increase of $31.4 million is primarily a result of an increase in cash provided by operating activities and lower capital expenditures.

●

The leverage ratio at December 31, 2024 was 2.4X, an improvement when compared to slightly below 3.5X at the end of 2023, due to the voluntary pre-payment of debt during the year, and within our stated goal range of 1.5X to 3.0X.

2025 Outlook

Sarah Lauber, Executive Vice President and CFO, explained, “Following a year of profitability improvements, we believe we are well positioned for 2025 and beyond. The advancements over the past two years at Work Truck Solutions mean we at the low end of our target margins with a strong backlog. For Work Truck Attachments, our operations are lean and efficient, and we expect to better understand the elongated equipment replacement cycle once winter is over and the preseason order period is in full swing.”

Lauber continued, “Based on the progress we have made in 2024, we believe our manufacturing strength, when combined with the quality of our people, will allow us to continue to lead the markets we serve and produce long-term growth. Our guidance for 2025 reflects our positive outlook, and the mid-point of our ranges indicate our ability to deliver year-over-year growth.”

2025 Outlook

●	Net Sales are expected to be between $610 million and $650 million.
●	Adjusted EBITDA is predicted to range from $75 million to $95 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.30 per share to $2.10 per share.
●	The effective tax rate is expected to be approximately 24% to 25%.

The 2025 outlook assumes relatively stable economic and supply chain conditions, and that core markets will experience average snowfall in 2025.

With respect to the Company’s 2025 financial outlook, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, February 25, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (833) 634-5024 domestically, or (412) 902-4205 internationally. The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow. The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, CEO transition costs, insurance proceeds, gain on sale leaseback transaction and related transaction costs, and impairment charges. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, CEO transition costs, insurance proceeds, gain on sale leaseback transaction and related transaction costs, impairment charges, certain charges related to unrelated legal fees and consulting fees, and adjustments on derivatives not classified as hedges, net of their income tax impact. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures. Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to effectively manage the use of artificial intelligence, our inability to compete effectively against competition, our inability to successfully implement our new enterprise resource planning system at Dejana, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2024	2023
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$5,119	$24,156
Accounts receivable, net	87,407	83,760
Inventories	137,034	140,390
Inventories - truck chassis floor plan	2,612	2,217
Refundable income taxes paid	-	4,817
Prepaid and other current assets	6,053	6,898
Total current assets	238,225	262,238

Property, plant, and equipment, net	41,311	67,340
Goodwill	113,134	113,134
Other intangible assets, net	113,550	121,070
Operating lease - right of use asset	70,801	18,008
Non-qualified benefit plan assets	10,482	9,195
Other long-term assets	2,480	2,433
Total assets	$589,983	$593,418

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$32,319	$31,374
Accrued expenses and other current liabilities	26,182	25,817
Floor plan obligations	2,612	2,217
Operating lease liability - current	7,394	5,347
Income taxes payable	1,685	-
Short term borrowings	-	47,000
Current portion of long-term debt	-	6,762
Total current liabilities	70,192	118,517

Retiree benefits and deferred compensation	13,616	13,922
Deferred income taxes	24,574	27,903
Long-term debt, less current portion	146,679	181,491
Operating lease liability - noncurrent	64,785	13,887
Other long-term liabilities	5,922	6,133

Total stockholders' equity	264,215	231,565
Total liabilities and stockholders' equity	$589,983	$593,418

Douglas Dynamics, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	(unaudited)		(unaudited)

Net sales	$143,549	$134,245	$568,504	$568,178
Cost of sales	107,810	104,742	421,667	433,908
Gross profit	35,739	29,503	146,837	134,270

Selling, general, and administrative expense	21,136	14,229	91,682	78,841
Impairment charges	-	-	1,224	-
Gain on sale leaseback transaction	-	-	(42,298)	-
Intangibles amortization	1,630	2,630	7,520	10,520

Income from operations	12,973	12,644	88,709	44,909

Interest expense, net	(3,144)	(4,468)	(15,260)	(15,675)
Other income (expense), net	138	19	442	-
Income before taxes	9,967	8,195	73,891	29,234

Income tax expense	2,060	1,118	17,740	5,511

Net income	$7,907	$7,077	$56,151	$23,723

Weighted average number of common shares outstanding:
Basic	23,094,047	22,983,965	23,072,993	22,962,591
Diluted	23,611,050	22,983,965	23,509,976	22,962,591

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.33	$0.30	$2.39	$1.01
Earnings per common share assuming dilution attributable to common shareholders	$0.33	$0.29	$2.36	$0.98
Cash dividends declared and paid per share	$0.30	$0.30	$1.18	$1.18

Douglas Dynamics, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Twelve Month Period Ended
	December 31, 2024	December 31, 2023
	(unaudited)

Operating activities
Net income	$56,151	$23,723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,890	21,662
Loss (gain) on disposal of fixed asset	347	(56)
Amortization of deferred financing costs and debt discount	703	588
Gain on sale leaseback transaction	(42,298)	-
Stock-based compensation	4,860	953
Adjustments on derivatives not designated as hedges	(287)	(688)
Provision for losses on accounts receivable	702	320
Deferred income taxes	(3,042)	7,561
Impairment charges	1,224	-
Non-cash lease expense	6,319	5,097
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,348)	2,684
Inventories	3,356	(3,888)
Prepaid assets, refundable income taxes paid and other assets	2,185	(14,010)
Accounts payable	991	(17,123)
Accrued expenses and other current liabilities	2,052	(8,154)
Benefit obligations, long-term liabilities and other	(5,674)	(6,200)
Net cash provided by operating activities	41,131	12,469

Investing activities
Capital expenditures	(7,810)	(10,521)
Proceeds from sale leaseback transaction	64,150	--
Proceeds from insurance recoveries	452	--
Net cash provided by (used in) investing activities	56,792	(10,521)

Financing activities
Payments of financing costs	(279)	(334)
Proceeds from (payments on) life insurance policy loans	(204)	750
Dividends paid	(27,477)	(27,441)
Net revolver borrowings	(47,000)	47,000
Repayment of long-term debt	(42,000)	(18,437)
Net cash provided by (used in) financing activities	(116,960)	1,538
Change in cash and cash equivalents	(19,037)	3,486
Cash and cash equivalents at beginning of period	24,156	20,670
Cash and cash equivalents at end of period	$5,119	$24,156

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$5,637	$7,875

Douglas Dynamics, Inc.
Segment Disclosures (unaudited)
(In thousands)

	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023

Work Truck Attachments
Net Sales	$53,784	$55,377	$256,010	$291,723
Adjusted EBITDA	$8,992	$6,170	$48,455	$50,563
Adjusted EBITDA Margin	16.7%	11.1%	18.9%	17.3%

Work Truck Solutions
Net Sales	$89,765	$78,868	$312,494	$276,455
Adjusted EBITDA	$9,797	$8,752	$30,894	$17,559
Adjusted EBITDA Margin	10.9%	11.1%	9.9%	6.4%

Douglas Dynamics, Inc.
Net Income to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2024	2023	2024	2023

Net income	$7,907	$7,077	$56,151	$23,723

Interest expense - net	3,144	4,468	15,260	15,675
Income tax expense	2,060	1,118	17,740	5,511
Depreciation expense	2,231	2,852	10,370	11,142
Intangibles amortization	1,630	2,630	7,520	10,520
EBITDA	16,972	18,145	107,041	66,571

Stock-based compensation	1,233	(3,283)	4,860	953
Impairment charges (1)	-	-	1,224	-
Gain on sale leaseback transaction	-	-	(42,298)	-
Sale leaseback transaction fees	-	-	5,257	-
Restructuring and severance costs	178	-	1,997	-
Other charges (2)	406	60	1,268	598
Adjusted EBITDA	$18,789	$14,922	$79,349	$68,122

(1) Reflects impairment charges taken on certain internally developed software in the year ended December 31, 2024.
(2) Reflects unrelated legal and consulting fees, insurance proceeds, and CEO transition costs for the periods presented.

Douglas Dynamics, Inc.
Reconciliation of Net Income to Adjusted Net Income (unaudited)
(In thousands, except share and per share data)

	Three month period ended December 31,		Twelve month period ended December 31,
	2024	2023	2024	2023

Net income	$7,907	$7,077	$56,151	$23,723
Adjustments:
Stock based compensation	1,233	(3,283)	4,860	953
Impairment charges (1)	-	-	1,224	-
Gain on sale leaseback transaction	-	-	(42,298)	-
Sale leaseback transaction fees	-	-	5,257	-
Restructuring and severance costs	178	-	1,997	-
Adjustments on derivative not classified as hedge (2)	-	(172)	(287)	(688)
Other charges (3)	406	60	1,268	598
Tax effect on adjustments	(454)	849	6,995	(216)
Adjusted net income	$9,270	$4,531	$35,167	$24,370

Weighted average basic common shares outstanding	23,094,047	22,983,965	23,072,993	22,962,591
Weighted average common shares outstanding assuming dilution	23,611,050	22,983,965	23,509,976	22,962,591

Adjusted earnings per common share - dilutive	$0.39	$0.19	$1.47	$1.01

GAAP diluted earnings per share	$0.33	$0.29	$2.36	$0.98
Adjustments net of income taxes:

Stock based compensation	0.04	(0.09)	0.16	0.03
Impairment charges (1)	-	-	0.04	-
Gain on sale leaseback transaction	-	-	(1.35)	-
Sale leaseback transaction fees	-	-	0.17	-
Restructuring and severance costs	0.01	-	0.06	-
Adjustments on derivative not classified as hedge (2)	-	(0.01)	(0.01)	(0.02)
Other charges (3)	0.01	-	0.04	0.02

Adjusted diluted earnings per share	$0.39	$0.19	$1.47	$1.01

(1) Reflects impairment charges taken on certain internally developed software in the twelve months ended December 31, 2024.
(2) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(3) Reflects unrelated legal and consulting fees, insurance proceeds, and CEO transition costs for the periods presented.

Douglas Dynamics, Inc.
Free Cash Flow reconciliation (unaudited)
(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2024	2023	2024	2023

Net cash provided by operating activities	$74,404	$76,617	$41,131	$12,469
Acquisition of property and equipment	(3,828)	(2,798)	(7,810)	(10,521)
Free cash flow	$70,576	$73,819	$33,321	$1,948